Securities and Exchange Commission

100 F Street, N.E.

Judiciary Plaza

Washington, DC  20549

Ladies and Gentlemen:

  I hereby authorize

Erik T. Hoover,

Corporate Secretary and Associate

General Counsel, or any Assistant

Secretary, or their respective

successors in office, to

sign and file on my behalf

SEC Forms 3, 4 and 5 or any other

SEC forms relating to

changes in beneficial ownership of

securities of E. I. du Pont de

Nemours and Company.

This authorization shall remain

in effect as long as I am an

 executive officer of DuPont

unless it is earlier specifically

revoked by me.

Very truly yours,

/s/  C. Marc Doyle

C. Marc Doyle

Executive Vice President

Date:  December 7, 2015